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                                                                    EXHIBIT 11.1

                      STATEMENT RE PER SHARE EARNINGS (1)

                                            Three months ended July 31,
                                              1996               1995
                                              ----               ----
Net income (loss)                           $(2,737)            $   91
                                            =======             ======

Common and Common Equivalent Shares:

Weighted average number of shares of
  common stock outstanding                    7,636              6,118

Weighted average common
  equivalent shares outstanding                 271                775
                                            -------             ------

Weighted average number of shares of
  common and common equivalent
  stock outstanding                           7,907              6,893
                                            -------             ------

Net income (loss) per common share          $ (0.35)            $ 0.01
                                            =======             ======


(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.